PROVIDENT FINANCIAL SERVICES, INC. COMPLETES ACQUISITION OF FIRST
                              MORRIS BANK & TRUST

JERSEY CITY, N.J., April 2, 2007 / PRNewswire-First Call/ --Provident Financial Services, Inc. (NYSE:PFS) ("Provident") announced today that its acquisition of First Morris Bank & Trust ("First Morris") was completed on April 1, 2007. In accordance with the Agreement and Plan of Merger dated as of October 15, 2006, First Morris merged with and into Provident's subsidiary, The Provident Bank (the "Bank").

The combined company has assets of approximately $6.3 billion and a network of 84 branches serving customers in ten counties throughout northern and central New Jersey. Provident will issue approximately 3.3 million shares of its common stock and pay approximately $62 million in cash to First Morris' stockholders in the transaction.

In commenting on the merger, Paul M. Pantozzi, Provident's Chairman and CEO, said, "I want to warmly welcome First Morris' customers, employees and stockholders to Provident. This combination greatly enhances our ability to serve the financial needs of businesses and individuals in the strong and growing Morris County market. I also want to welcome Brian Giovinazzi as Executive Vice President of the Bank and Katharine Laud as a member of the Board of Directors of both Provident and the Bank."

Under the terms of the merger agreement, 50% of First Morris common stock will be converted into Provident common stock and the remaining 50% will be converted into cash. Each First Morris stockholder had the option to elect to receive either 2.1337 shares of Provident common stock or $39.75 in cash, or a combination of Provident stock and cash for each First Morris common share owned, subject to proration to ensure that in the aggregate 50% of the First Morris shares will be converted into Provident common stock. Materials for making such an election were mailed to First Morris stockholders of record as of March 2, 2007. The deadline for the return of the election forms was March 29, 2007. The election and proration results will be announced when they become available this week.

Provident was advised by the investment banking firm of Banc of America Securities LLC and the law firm of Luse Gorman Pomerenk & Schick, P.C. First Morris was advised by the investment banking firm of Keefe, Bruyette & Woods, Inc. and the law firm of Thacher Proffitt & Wood LLP.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Provident Financial Services, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


Contact:
Kenneth J. Wagner
SVP - Investor Relations
Provident Financial Services, Inc.
(201) 915-5344
ken.wagner@providentnj.com